Exhibit 10.55
North Jersey Energy Associates

700 Universe Blvd., P.O. Box 14000, Juno Beach, FL 33408
December 18, 2003
David M. Blank Director - Rates & Regulatory Affairs FirstEnergy 76 South Main Street Akron, Ohio 44308
Re: Interim Agreement by and between North Jersey Energy Associates, A Limited Partnership ("NJEA") and Jersey Central Power & Light Company ("JCP&L"), each a "Party" and collectively, the "Parties".
Dear Dave:

Reference is made to the Power Purchase Agreement dated as of October 22, 1987 (the "Existing PPA"), between NJEA and JCP&L, as amended and restated pursuant to an Amended and Restated Power Purchase Agreement dated as of May 16, 2003 between NJEA and JCP&L (the "Amended PPA"). The "Effective Date" under the Amended PPA is expected to occur on or about 11:59 p.m. (EST) on December 23, 2003. Pending the Effective Date under the Amended PPA, the Parties have agreed to modify their rights and obligations under the Existing PPA. This letter will confirm our understanding of the following arrangements relating to the Existing PPA.

Commencing at 11:59 p.m. (EST) on December 18, 2003, and continuing until the earlier of (a) the date upon which NJEA delivers to JCP&L written notice of termination of this letter agreement, (b) the Effective Date[1] under the Amended PPA or (c) 11:59 p.m. (EST) on December 31, 2003 (the "Interim Period"), NJEA shall be relieved of its obligation to deliver electric energy from the Facility in accordance with Article III of the Existing PPA and in lieu of such deliveries, shall deliver to JCP&L, and JCP&L shall accept and purchase, at the Facility Bus, for each hour during the Interim Period, 250 MW of electric energy generated at the Facility or from any other source.

In consideration for the foregoing, JCP&L shall be obligated to pay to NJEA the Interim Payment (as calculated and defined below). The Parties hereby agree that neither Party shall be in default under the Existing PPA as a consequence of NJEA's deliveries of electric energy in accordance with this Interim Agreement or the payment by JCP&L of the amounts set forth herein for such electric energy. Unless otherwise specifically set forth in herein, each Party hereby releases and forever discharges and covenants not to sue the other Party and any and all of it respective present, former and future directors, managers, officers, trustees, representatives, employees, attorneys, advisors, agents, partners, affiliates, legal representatives, successors and assigns from or with respect to any and all claims, actions or causes of action (whether at law or equity, known or unknown), losses, damages, costs and expenses (including, without limitation, interest, penalties and attorneys' fees and disbursements) that such Party shall or may have arising out of or in connection with any purported breach or default under the Existing PPA arising out of such Party's performance of its correlative obligations under this Interim Agreement; provided, however, that nothing in the foregoing sentence shall be deemed to release either Party from its obligations under this Interim Agreement.

Notwithstanding the terms of the Existing PPA, for each hour of the Interim Period, JCP&L shall pay NJEA an amount calculated as follows:
Hourly Volume x (Existing PPA Rate - $5.50)
Where "Hourly Volume" means 250 MW
"Existing PPA Rate" means the $/MWh rate that JCP&L would have paid for the Hourly Volume under the Existing PPA had the electric energy been delivered from the Facility.
All deliveries to JCP&L hereunder during the Interim Period in excess of 250 MW per hour shall be deemed excess generation and eScheduled back to NJEA (or its designee).

The aggregate amount payable to NJEA by JCP&L hereunder for all hours during the Interim Period is the "Interim Payment". The Interim Payment shall be calculated and incorporated into the invoice for amounts payable by JCP&L to NJEA for deliveries under the Existing PPA.

During the Interim Period, JCP&L will, at the direction of NJEA (or its designee), submit daily PJM Day-Ahead Market Offers (in accordance with the PJM Operating Agreement) for operation of the Facility in accordance with specific offer information and instructions supplied by NJEA (or its designee) to JCP&L. In addition, JCP&L, through its transmission operations group, shall continue to execute PJM dispatch orders for the Facility during the Interim Period (the "Facility Scheduling Services"). JCP&L will use commercially reasonable efforts to accommodate all reasonable requests by NJEA relating to such bidding and scheduling and NJEA will indemnify and hold harmless JCP&L, and all of its respective present, former and future directors, managers, officers, trustees, representatives, employees, attorneys, advisors, agents, partners, affiliates, legal representatives, successors and permitted assigns (the "JCP&L Parties") from any and all costs, actions, claims, liabilities, assertions of liability, losses and expenses which in any manner may arise or be alleged to have arisen, or resulted, or alleged to have resulted in connection with the performance by JCP&L of the Facility Scheduling Services, including any claims or assertions of liability associated with the negligent or grossly negligent acts or omissions of JCP&L, its agents or employees in performing the Facility Scheduling Services; provided however, that the foregoing indemnification obligation shall not include indemnification for willful misconduct on the part of the JCP&L Parties.

During the Interim Period, JCP&L shall continue to receive the Contract Capacity (as defined in the Existing PPA). NJEA intends to provide the Contract Capacity from the Facility. NJEA shall be responsible for any penalties, including, without limitation, capacity deficiency charges assessed by PJM to JCP&L as a direct result of NJEA's failure to provide Contract Capacity or operate the Facility in accordance with PJM directives.

Except as expressly provided herein, all other terms and provisions of the Existing PPA shall remain unmodified and in full force and effect.
If JCP&L is in agreement with the foregoing, please so signify by signing below.
NORTH JERSEY ENERGY ASSOCIATES, A LIMITED PARTNERSHIP
		By:	Northeast Energy, LP, its general partner
		By:	ESI Northeast Energy GP, Inc., a general partner
		By:	NATHAN E. HANSON

Name: Nathan E. Hanson Title: Director
Acknowledged and Agreed: JERSEY CENTRAL POWER & LIGHT COMPANY
By:	HARVEY WAGNER

Harvey Wagner VP & Controller
[1]Except as expressly provided herein, all other terms and provisions of the Existing PPA shall remain unmodified and in full force and effect.